Exhibit 99.A

News
For Immediate Release

El Paso Corporation Reports 14 Percent Increase in Second Quarter Adjusted Earnings

HOUSTON, TEXAS, August 4, 2011—El Paso Corporation (NYSE:EP) is today reporting second quarter 2011 financial and operational results for the company.  Key highlights include:

•            Second quarter adjusted diluted earnings per share (EPS) rose 14 percent from the second quarter of 2010 to $0.25

•            Quarterly E&P production was 823 million cubic feet equivalent per day (MMcfe/d), including Four Star Oil & Gas Company (Four Star) unconsolidated affiliate volumes, up 4 percent from the second quarter of 2010

•            Oil and condensate production ramping up.  On track for a 35 to 45 percent increase over 2010 levels

•            El Paso’s latest completed Wolfcamp Shale well had an initial 24-hour production rate of 660 barrels of oil equivalent

•            Three more pipeline expansion projects placed in service, the Southern Natural Gas South System III Phase II, Southeast Supply Header Phase II, and the Ruby Pipeline

“We are very pleased with our financial and operational performance”, said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation.  “With the completion of our Ruby Pipeline, we have placed three major projects into service this year and will complete two more by year end.  And with natural gas likely to be the cornerstone for growth in electric power development, we continue to see exciting growth opportunities on the horizon.  Execution in our E&P business is outstanding, with oil programs ramping up with results that are equal to or better than expectations.  We are very encouraged by the completion of our first 7,000 foot plus lateral in the Wolfcamp Shale, and we see this program delivering many years of very profitable development across our large acreage position.  On the financial front, we continue to make excellent progress, improving our balance sheet primarily through drop downs to El Paso Pipeline Partners.  This progress has put us in position to separate into two outstanding companies by year end.  We believe this is a great time to be a shareholder of El Paso.”

Items Impacting Quarterly Results

Second Quarter 2011 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to El Paso Corp. (EPC) common stockholders		$262	$0.34
Adjustments(1)
Impact of E&P financial derivatives(2)	$(73)	$(47)	$(0.06)
Change in fair value of legacy indemnification and other legacy items(3)	11	7	0.01
Loss on debt extinguishment	27	18	0.02
Impact of estimated annual effective tax rate(4)	—	(43)	(0.06)
Adjusted EPS(5)			$0.25

(1) All individual adjustments assume a 36 percent statutory tax rate, and assume 782 million diluted shares

(2) Includes $132 million of gains on financial derivatives, adjusted for $59 million of cash settlement proceeds

(3) Legacy items consist of change in fair value of legacy indemnification and environmental remediation costs

(4) Reflects the impact on quarterly earnings using the company’s current estimate of its overall annual effective tax rate including the effects of adjustments

(5) Reflects fully diluted shares of 774 million

Financial Results—Second Quarter 2011

For the second quarter 2011, El Paso reported net income attributable to EPC common stockholders of $262 million, or $0.34 per diluted share, compared with net income of $147 million, or $0.21 per diluted share, for the second quarter 2010.  Earnings for second quarter 2011 and 2010, after adjusting for impacts of E&P financial derivatives and other items, were $0.25 and $0.22 per diluted share, respectively.

El Paso’s effective tax rate for reported earnings for the second quarter 2011 was 10 percent, which was favorably impacted by the resolution of tax matters.  Absent this item, the effective rate for the quarter would have been 14 percent.

Items Impacting Six Month Results

Six Months Ended June 30, 2011 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$324	$0.42
Adjustments(1)
Impact of E&P financial derivatives(2)	$117	$75	$0.10
Change in fair value of legacy indemnification and other legacy items(3)	11	7	0.01
Loss on debt extinguishment	68	44	0.05
Impact of estimated annual effective tax rate(4)	—	(25)	(0.03)
Adjusted EPS(5)			$0.55

(1) All individual adjustments assume a 36 percent statutory tax rate and assume 771 million diluted shares

(2) Includes $23 million of gains on financial derivatives, adjusted for $140 million of cash settlement proceeds

(3) Legacy items consist of change in fair value of legacy indemnification and environmental remediation costs

(4) Reflects the impact on year-to-date earnings using the company’s current estimate of its overall annual effective tax rate including the effects of adjustments

(5) Reflects fully diluted shares of 771 million

Financial Results — Six Months Ended June 30, 2011

For the six months ended June 30, 2011, El Paso reported net income attributable to EPC common stockholders of $324 million, or $0.42 per diluted share, compared with $526 million, or $0.72 per diluted share, for the first six months of 2010. Earnings for the first six month periods of 2011 and 2010, after adjusting for impacts of E&P financial derivatives and other items, were both $0.55 per diluted share.

El Paso’s effective tax rate for reported earnings for the six months ended June 30, 2011 was 11 percent, which was favorably impacted by the resolution of tax matters.  Absent this item, the effective rate for the six months would have been 16 percent.   The company’s effective tax rate is expected to remain well below the statutory rate due to the growth of earnings attributable to noncontrolling interests as a result of its drop-down activities with El Paso Pipeline Partners, L.P.

Business Unit Financial Results

Segment EBIT	Quarters Ended June 30,		Six Months Ended June 30,
($ in millions)	2011	2010	2011	2010
Pipeline Group	$428	$472	$927	$924
Exploration and Production	250	103	219	493
Marketing	(21)	(49)	(35)	(32)
Other	(41)	26	(100)	15
	$616	$552	$1,011	$1,400

Pipeline Group

The Pipeline Group’s Segment EBIT for the quarter ended June 30, 2011 was $428 million, compared with $472 million for the same period in 2010.  Second quarter 2010 results include an $80 million gain from the sale of Mexican pipeline and compression assets.  Results for the 2011 period benefited from higher reservation revenues due to several expansion projects that went into service in 2010 and 2011 and higher rates on the Tennessee Gas Pipeline system effective June 1, 2011 due to its November 2010 rate case.  In addition, second quarter 2011 results were favorably impacted by allowance for equity funds used during construction on  expansion projects that were not yet in service during the quarter, principally the Ruby Pipeline project.  Also contributing favorably to second quarter 2011 results was a benefit related to BG LNG Services’ election not to continue with Phase B of Southern LNG’s Elba III expansion.  Partially offsetting the effects of these favorable items was a decline in reservation revenues from the El Paso Natural Gas system due to competitive pressures and market conditions in the southwest United States.

Pipeline Group Results	Quarters Ended June 30,
($ in millions)	2011	2010
Operating income	$325	$310
Other income, net(1)	103	162
Segment EBIT	$428	$472
DD&A	$110	$110

Total throughput (BBtu/d)(2)	17,042	16,404

(1) 2010 results reflect an $80 million gain on the sale of Mexican pipeline and compression assets

(2) Includes proportionate share of jointly-owned pipelines and excludes volumes relating to Mexican assets which were sold in the second quarter of 2010

Exploration and Production

The Exploration and Production segment reported $250 million of Segment EBIT for the quarter ended June 30, 2011, compared with $103 million of Segment EBIT for the same period in 2010.  The principal reason for the increase was a $101 million quarter-to-quarter change in the mark-to-market impacts of financial derivatives.  Also contributing to the increase were higher volumes and improved oil and condensate prices.  Partially offsetting these factors was higher DD&A, which rose due to increased volumes and a higher per-unit rate, reflecting the capital focus on more liquids-rich programs.

Second quarter 2011 production volumes averaged 823 MMcfe/d, including 61 MMcfe/d of Four Star unconsolidated affiliate volumes.  Interruptions involving third-party infrastructure reduced second quarter production by approximately 17 MMcfe/d.  Second quarter 2010 production volumes averaged 788 MMcfe/d, including 61 MMcfe/d of Four Star unconsolidated affiliate volumes.  Total per-unit cash operating costs decreased slightly to an average of $1.75 per Mcfe in the second quarter 2011, down from $1.77 per Mcfe for the same period in 2010.

Exploration and Production Results	Quarters Ended June 30,
($ in millions, except price and unit cost amounts)	2011	2010
Physical sales—natural gas, oil, condensate, and NGL revenue	$403	$333
Realized and unrealized gains on financial derivatives	132	31
Other revenues	—	5
Total operating revenues	$535	$369
Operating expenses	(285)	(267)
Other (expenses) income	—	1
Segment EBIT	$250	$103
DD&A	$146	$128

Consolidated volumes:
Natural gas sales volumes (MMcf/d)	657	619
Oil and condensate sales volumes (MBbls/d)	14.8	13.7
NGL sales volumes (MBbls/d)	2.7	4.3

Total consolidated equivalent sales volumes (MMcfe/d)	762	727
Four Star total equivalent sales volumes (MMcfe/d)(1)	61	61
Total combined	823	788

Weighted average realized price on physical sales:
Natural gas ($/Mcf)	$4.29	$4.05
Oil and condensate ($/Bbl)	$98.46	$71.54
NGL ($/Bbl)	$54.85	$40.10

Weighted average realized price, including financial derivatives:
Natural gas ($/Mcf)	$5.44	$5.86
Oil and condensate ($/Bbl)	$91.30	$71.04

Transportation costs:
Natural gas ($/Mcf)	$0.28	$0.31
Oil and condensate ($/Bbl)	$0.06	$0.06
NGL ($/Bbl)	$4.73	$2.57

Per-unit costs ($/Mcfe):
DD&A	$2.11	$1.92
Cash operating costs(2)	$1.75	$1.77

(1) Four Star is an equity investment; volumes disclosed represent the company’s proportionate share
(2) Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income

Hedge Positions

The company actively manages its exposure to commodity prices using various hedging strategies.  During the quarter, the company entered into additional natural gas hedges for the remainder of 2011.  After adding these positions, approximately 80 percent of the company’s remaining 2011 domestic natural gas production is hedged at an average floor price of $5.89 per MMBtu.  Approximately 85 percent of the company’s remaining 2011 oil production is hedged with a floor of $85.99 and a ceiling of $91.88.  Further information on the company’s hedging activities will be available in El Paso’s Financial and Operational Reporting Package for Second Quarter 2011, which can be found in the Investors section of El Paso’s website.

Marketing

Marketing reported a Segment EBIT loss of $21 million for the quarter ended June 30, 2011, compared with a loss of $49 million for the same period in 2010.  The primary reason for the improvement was a $35 million change in the fair value of the legacy PJM power contracts in 2010.  This was partially offset by a $7 million loss related to settlements on an affiliated fuel supply agreement.

Other Operations

During the second quarter of 2011, Segment EBIT from Other Operations was a loss of $41 million, compared with Segment EBIT of $26 million for the same period in 2010.  Second quarter 2011 results include a $27 million loss, primarily associated with the repurchase of approximately $350 million of debt. The negative variance in quarter-to-quarter results is also a result of adjustments to various legacy matters.

Detailed financial and operational information for the company will be posted at www.elpaso.com in the Investors section.

Webcast Information

El Paso Corporation has scheduled a live webcast to review its second quarter 2011 results on August  4, 2011, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s website at www.elpaso.com in the Investors section.  During the webcast, management will refer to slides that will be posted on the website. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID #79530038) 10 minutes prior to the start of the webcast.

A replay of the webcast will be available online through the company’s website in the Investors section.  A telephone audio replay will be also available through August 12, 2011, by dialing (800) 642-1687 (conference ID #79530038).  If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s Financial and Operational Reporting Package, which will be posted at www.elpaso.com in the Investors section.

On January 1, 2011, El Paso began using the non-GAAP financial measure “segment earnings before interest expense and income taxes” or “Segment EBIT” to assess the operating results and effectiveness of the company and its business segments.  The company believes that Segment EBIT is useful to its investors because it allows them to use the same performance measure analyzed internally by our management to evaluate the performance of our businesses and investments without regard to the manner in which they are financed or the company’s capital structure.  The company defines Segment EBIT as net income (loss) adjusted for interest and debt expense and income taxes. Segment EBIT does not reflect a reduction for any amounts attributable to noncontrolling interests.  The 2010 amounts have been conformed to reflect the company’s current performance measure.

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that the company considers to be significant to understanding our underlying performance for a given period.  Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of El Paso Corporation’s results. For 2011, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, a loss on debt extinguishment, changes in fair value of legacy indemnification and other legacy items, and the impact of the estimated annual effective tax rate. For 2010, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, ceiling test charges, changes in legacy derivative contracts and other legacy items, the gain on sale of Mexican pipeline assets, the impact of health care legislation, and the impact of the estimated annual effective tax rate.

Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, costs of products and services, and ceiling test charges, divided by total consolidated equivalent production.  It is a valuable measure used by oil and gas companies and analysts to evaluate operating performance and efficiency.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare it with the performance of other companies within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per share or other measures of financial performance presented in accordance with GAAP.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent exploration & production companies and an emerging midstream business.  El Paso owns a 42 percent limited partner interest, and the 2 percent general partner interest in El Paso Pipeline Partners, L.P.  El Paso Corporation’s Board of Directors has granted initial approval of a plan to separate the company into two publicly traded companies through a tax-free spinoff of its exploration and production business to shareholders before year-end 2011.  For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to execute our strategy of selling assets to El Paso Pipeline Partners, L.P.; our ability to pay dividends declared; changes in unaudited and/or unreviewed financial information; volatility in, and access to, the capital markets; our ability to implement and achieve objectives in our 2011 plan and guidance, including achieving our earnings and cash flow targets; our ability to complete the announced tax-free spinoff of our E&P business;  the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; the uncertainty of estimating proved reserves and unproved resources, the future level of service and capital costs, the availability and cost of financing to fund our future exploration and production operations; the success of our drilling programs with regard to proved undeveloped reserves and unproved resources; our ability to successfully identify new midstream opportunities; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully execute our liability management programs at desired prices; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts

Investor and Media Relations

Bruce Connery, Vice President

(713) 420-5855

Media Relations

Bill Baerg, Manager

(713) 420-2906

Appendix to El Paso Corporation August 4, 2011 Earnings Press Release

A summary of reported financial results for the quarters and six months ended June 30, 2011 and 2010 is as follows:

Financial Results

	Quarters Ended June 30,		Six Months Ended June 30,
($ in millions, except per share amounts)	2011	2010	2011	2010

Net income attributable to EPC	$262	$157	$324	$545
Preferred stock dividends	—	10	—	19
Net income attributable to EPC common stockholders	$262	$147	$324	$526

Basic per common share amounts
Net income attributable to EPC common stockholders	$0.34	$0.21	$0.44	$0.75

Diluted per common share amounts
Net income attributable to EPC common stockholders	$0.34	$0.21	$0.42	$0.72

Items Impacting Quarterly Results

Second Quarter 2010 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$147	$0.21
Adjustments(1)
Impact of E&P financial derivatives(2)	$70	$45	$0.06
Change in legacy derivative contracts and other legacy items(3)	25	16	0.02
Gain on sale of Mexican pipeline assets	(80)	(59)	(0.08)
Impact of estimated annual effective tax rate(4)	—	6	0.01
Adjusted EPS(5)			$0.22

(1)          All individual adjustments assume a 36 percent statutory tax rate, except for gain on the sale of Mexican pipeline assets, and assume 761 million diluted shares

(2)          Includes $31 million of gains on financial derivatives, adjusted for $101 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $48 million, or $0.04 per share, of option premiums paid in 2009 for financial derivatives settled during the second quarter 2010

(3)          Legacy items consist of changes in the value of power contracts, an environmental remediation reserve and the favorable resolution of an indemnification

(4)          Reflects the impact on quarterly earnings using  the company’s current estimate of its overall annual effective tax rate including the effects of adjustments

(5)          Reflects fully diluted shares of 761 million and includes a $10 million income impact from dilutive securities

Items Impacting Six Month Results

Six Months Ended June 30, 2010 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$526	$0.72
Adjustments(1)
Impact of E&P financial derivatives(2)	$(133)	$(85)	$(0.11)
Ceiling test charges	2	2	—
Change in legacy derivative contracts and other legacy items(3)	11	7	0.01
Gain on sale of Mexican pipeline assets	(80)	(59)	(0.08)
Impact of heath care legislation	—	18	0.02
Impact of estimated annual effective tax rate(4)	—	(8)	(0.01)
Adjusted EPS(5)			$0.55

(1)          All individual adjustments assume a 36 percent statutory tax rate, except for the international ceiling test charges and gain on the sale of Mexican pipeline assets, and assume 768 million diluted shares

(2)          Includes $284 million of gains on financial derivatives, adjusted for $151 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $100 million, or $0.08 per share, of option premiums paid in 2009 for financial derivatives settled during the first six months of 2010

(3)          Legacy items consist of changes in the value of power contracts, an environmental remediation reserve and the favorable resolution of an indemnification

(4)          Reflects the impact on year-to-date earnings using the company’s current estimate of its overall annual effective tax rate including the effects of adjustments

(5)          Reflects fully diluted shares of 761 million and includes a $19 million income impact from dilutive securities

Reconciliation of Segment EBIT to Net Income

	Quarters Ended June 30,		Six Months Ended June 30,
($ in millions, unaudited)	2011	2010	2011	2010

Segment EBIT	$616	$552	$1,011	$1,400
Interest and debt expense	(239)	(284)	(479)	(527)
Income tax expense	(38)	(82)	(57)	(268)
Net income	339	186	475	605
Net income attributable to noncontrolling interests	(77)	(29)	(151)	(60)
Net income attributable to EPC	$262	$157	$324	$545

Reconciliation of Cash Operating Costs

	Quarter Ended June 30, 2011		Quarter Ended June 30, 2010
(unaudited)	Total ($ MM)	Per Unit ($/Mcfe)	Total ($ MM)	Per Unit ($/Mcfe)

Total operating expenses	$285	$4.12	$267	$4.04
Depreciation, depletion, and amortization	(146)	(2.11)	(128)	(1.92)
Transportation costs	(18)	(0.26)	(18)	(0.27)
Cost of products	—	—	(5)	(0.08)
Total cash operating costs and per unit cash costs(1)	$121	$1.75	$116	$1.77

Total equivalent volumes (MMcfe)(1)		69,356		66,154

(1)          Excludes volumes and costs associated with equity investment in Four Star